Exhibit 99.1

Horizon Technology Finance Announces

Extension and Expansion of Revolving Credit Facility to $70 Million

Company Extends Credit Facility; Adds $20 Million from New Lender

FARMINGTON, Conn., August 12, 2015 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services and cleantech industries, today announced that its wholly owned subsidiary, Horizon Credit II LLC, has amended its syndicated revolving credit facility (“Credit Facility”) led by KeyBank National Association (“Key”).

The amendment increases the size of the Credit Facility to $70 million by adding a new $20 million commitment from AloStar Bank of Commerce. The amendment also extends (1) the period during which the Company may request advances from November 4, 2016 to August 12, 2018 and (2) the date on which all outstanding advances under the Credit Facility are due and payable from November 4, 2018 to August 12, 2020. The Credit Facility continues to have an accordion feature which allows for an increase in the total loan commitment to $150 million. There can be no assurance that any additional lenders will make any commitments under the Credit Facility.

“We are pleased to have extended and expanded our Credit Facility, which we intend to use to leverage our existing investments as well as fund new, high-quality loan opportunities,” said Christopher M. Mathieu, Senior Vice President and Chief Financial Officer. “Our ongoing relationship with Key provides Horizon with continued favorable asset eligibility at a competitive interest rate and an extension in the revolving period to three years. The addition of AloStar’s new commitment increases our borrowing capacity, which we expect will drive net investment income growth as we utilize the Credit Facility to strategically expand our investment portfolio in a disciplined manner.”

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to companies backed by venture capital firms within the technology, life science, healthcare information and services and cleantech industries. The investment objective of Horizon is to maximize total returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants that it receives when making such loans. Headquartered in Farmington, Connecticut, Horizon has regional offices in Walnut Creek, California and Reston, Virginia. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:
Horizon Technology Finance	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Matt Steinberg / Leon Berman
(860) 676-8653	(212) 477-8261 / (212) 477-8438
chris@horizontechfinance.com	msteinberg@igbir.com / lberman@igbir.com